Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Warburg

Central Garden & Pet

925.948.3686

CENTRAL GARDEN & PET ANNOUNCES FOURTH QUARTER & FISCAL 2009 RESULTS

Strengthened Financial Position

Foundation in Place for Next Phase of Growth

WALNUT CREEK, CALIFORNIA, November 19, 2009 – Central Garden & Pet Company (NASDAQ: CENT/CENTA) today announced fourth quarter and full year results for its fiscal year ended September 26, 2009.

“During fiscal 2009, we began to show improved performance from the implementation of our financial and operational priorities,” noted William Brown, Chairman and Chief Executive Officer of Central Garden & Pet Company. “We achieved these results by maintaining a strict focus on our core operating objectives: reducing investment in working capital, lowering expenses, and improving gross margins. We believe these continuing initiatives will strengthen Central’s foundation as we move forward to a new phase of growth.”

In the fourth quarter, the Company reported net sales of $363 million, a decrease of 12 percent compared to $414 million in the comparable fiscal 2008 period. For the quarter, the Company reported operating income of $19.9 million compared to an operating loss of $12.3 million in the year ago period. Net income for the quarter was $8.0 million, or $0.12 per fully diluted share compared to a net loss of $13.9 million, or $0.20 per fully diluted share in the year ago period. Sales of branded products decreased 12 percent to $311 million and sales of other manufacturers’ products decreased 14 percent to $52 million. Depreciation and amortization was $7.3 million compared to $8.1 million in the year ago period. The quarter ending debt balance was $408 million compared to $523 million a year ago, a decrease of $115 million. The quarter ending Leverage Ratio, as defined in the Company’s credit agreement, was 2.9x compared to the covenant level of 4.5x.

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Net sales for the Garden Products segment in the quarter were $160 million, a decrease of 15 percent compared to $188 million in the comparable fiscal 2008 period. Garden Products segment operating income was $4.7 million compared to a loss of $30.8 million in the year ago period, which includes the impairment of goodwill, other intangibles and long-lived assets of $29.5 million. Sales of garden branded products declined 15 percent to $142 million. Sales of other garden manufacturers’ products declined 14 percent to $18 million. Net sales for the Pet Products segment in the quarter were $204 million, a decrease of 10 percent compared to $226 million in the year ago period. Operating income for the Pet Products segment was $27.6 million, a decrease of 13 percent, compared to $31.6 million in the year ago period. Sales of pet branded products declined nine percent to $169 million. Sales of other pet manufacturers’ products decreased 13 percent to $35 million.

Included in the results for the fourth quarter of fiscal 2008 is a non-cash, pre-tax charge of $27.8 million related to the impairment of goodwill, other intangibles and long-lived assets. Excluding goodwill impairment and other asset impairment charges that are not representative of the on-going results of operations of our business, operating income for the fourth quarter of fiscal 2008 was $13.8 million and the corresponding net income for the quarter was $4.0 million, or $0.06 per fully diluted share.

For the fiscal year ended September 26, 2009, the Company reported net sales of $1.61 billion compared to $1.70 billion in fiscal 2008, a decline of five percent. Operating income for the fiscal year was $126.0 million compared to an operating loss of $324.4 million in fiscal 2008. Branded product sales declined five percent and sales of other manufacturers’ products declined five percent. Depreciation and amortization for the fiscal year was $29.1 million compared to $32.5 million in the prior fiscal year. Net income for the fiscal year ended September 26, 2009 was $65.9 million compared to a net loss of $267.3 million in fiscal 2008. Earnings per diluted share were $0.94 compared to a loss of $3.76 per fully diluted share in fiscal 2008.

Included in the full year results for fiscal 2008 is a non-cash, pre-tax charge of $430 million related to the impairment of goodwill, other intangibles and long-lived assets. Also included in the results for the prior fiscal year is a pre-tax gain of $11.1 million related to the sale of properties and legal settlement proceeds. Fiscal 2008 operating income, excluding goodwill impairment and other asset impairment charges and the gains related to the sale of properties and legal settlement proceeds that are not representative of the on-going results of operations of our business, was $90.6 million, and the corresponding net income and earnings per fully diluted share were $34.6 million and $0.49, respectively.

The Company will discuss its fourth quarter and fiscal 2009 results on a conference call Thursday, November 19, 2009 at 4:30 p.m. EST / 1:30 p.m. PST. Individuals may access the call by dialing 1-888-713-4213 and passcode 6032 1821 (domestic) or 1-617-213-4865 and passcode 6032 1821 (international). The conference call will be simultaneously broadcast over the Internet through Central’s website, http://www.central.com/. To listen to the webcast, please log on to the website prior to the scheduled call time to register and download any necessary audio software.

Re-play dial-in numbers for the call will be available for three weeks: 1-888- 286-8010 and passcode 3022 0524 (domestic) and 1-617-801-6888 and passcode 3022 0524 (international).

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. We are committed to new product innovation and our products are sold to specialty independent and mass retailers in the following categories: In Lawn & Garden: Grass seed including the brands PENNINGTON® and THE REBELS™ wild bird feed and the brands PENNINGTON® and KAYTEE® weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and Over ‘N Out®; and decorative outdoor patio products and the brands NORCAL®, NEW ENGLAND POTTERY® and MATTHEWS FOUR SEASONS™. We also provide a host of other regional and application-specific garden brands and supplies. Pet categories include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC®, AQUEON™ and ZILLA™; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH®, NYLABONE®, FOUR PAWS®, PINNACLE® and Avoderm®; and equine and the brands FARNAM®, BRONCO® and SUPER MASK®. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 5,000 employees, primarily in North America and Europe. For additional information on Central Garden & Pet Company, including access to the Company’s SEC filings, please visit the Company’s website at http://www.central.com/.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including future growth expectations, and margin improvements are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Annual Report on Form 10-K, to be filed November 20, 2009, and other Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

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(Tables Follow)

Central Garden & Pet Company

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008
Net Sales	$363,171	$413,976	$1,614,300	$1,705,386
Cost of Goods Sold and Occupancy	246,933	299,727	1,086,974	1,184,058

Gross Profit	116,238	114,249	527,326	521,328

Selling, General and Administrative
Expenses	96,312	98,803	401,340	415,978
Goodwill and other impairments	—	27,764	—	429,764

Income from Operations	19,926	(12,318)	125,986	(324,414)

Interest Expense	(4,864)	(7,695)	(22,710)	(38,326)
Interest Income	35	139	649	1,053
Other Income (Expense)	(28)	(341)	52	2,116

Income (Loss) Before Income Taxes and Minority Interest	15,069	(20,215)	103,977	(359,571)

Income Tax Expense (Benefit)	6,870	(6,232)	36,368	(93,069)
Minority Interest	163	(73)	1,661	833

Net Income (Loss)	8,036	$(13,910)	65,948	(267,335)

Basic Earnings (Loss) Per Common Share	$0.12	$(0.20)	$0.95	$(3.76)

Diluted Earnings (Loss) Per Common Share	$0.12	$(0.20)	$0.94	$(3.76)

Weighted Average Shares Outstanding
Basic	68,502	70,330	69,499	71,117
Diluted	69,768	70,330	70,264	71,117

Central Garden & Pet Company

Condensed Consolidated Balance Sheets

(In thousands)

	September 26, 2009	September 27, 2008
Assets
Current Assets:
Cash and Cash Equivalents	$85,668	$26,929
Accounts Receivable - Net	206,565	260,639
Inventories	284,834	349,499
Other Current Assets	44,425	34,686

Total Current Assets	621,492	671,753

Property and Equipment - Net	164,734	174,013

Goodwill	207,749	201,499
Other Intangible Assets – Net	103,366	107,404
Deferred Income Taxes and Other Assets	53,584	104,649

Total	$1,150,925	$1,259,318

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts Payable	$108,836	$133,364
Accrued Expenses	82,143	84,345
Current Portion of Long-Term Debt	3,270	3,340

Total Current Liabilities	194,249	221,049

Long-Term Debt	404,815	519,807
Other Long-Term Obligations	4,526	7,037
Minority Interest	2,250	2,667
Shareholders’ Equity	545,085	508,758

Total	$1,150,925	$1,259,318

Non-GAAP Financial Measures

This press release includes adjustments to GAAP net loss for the fourth quarter and fiscal year ended September 27, 2008. Adjusted net income and adjusted earnings per share, are non-GAAP financial measures which exclude the impact of the impairment of goodwill, other intangibles and long-lived assets plus gains related to the sale of properties and legal settlement proceeds. We believe that they are useful as supplemental measures in assessing the operating performance of our business. These measures are used by our management, including our chief operating decision maker, to evaluate business results. We exclude goodwill impairment and other asset impairment charges which are not representative of the on-going results of operations of our business and are not used to determine compliance with the financial covenants in our credit facility.

We provide this information to investors and other users of the financial statements, such as lenders, to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While management believes adjusted earnings and adjusted earnings per share are useful supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be used in conjunction with those GAAP results.

Below is a reconciliation of this non-GAAP measure to net loss for the fourth quarter and fiscal year ended September 27, 2008.

	Fourth Quarter		Fiscal 2008
	Dollars	EPS	Dollars	EPS
	(in millions)		(in millions)
Reconciliation of net loss to adjusted net income:

Net loss, as reported	$(13.9)	$(0.20)	$(267.3)	$(3.76)

Adjustment for goodwill impairment and other asset impairment charges that are not representative of the on-going results of operations of our business, net of taxes	17.9	0.26	308.9	4.35

Adjustment for building sales, legal settlement and sale of a business, net of tax	—	—	(7.0)	(0.10)

Adjusted net income	$4.0	$0.06	$34.6	$0.49